EXHIBIT 15
August 22, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 7, 2008 and August 7, 2008 on our reviews of interim financial information of FirstEnergy Corp. for the three-month period ended March 31, 2008 and 2007 and the three-month and six-month periods ended June 30, 2008 and 2007 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, respectively, are incorporated by reference in its Registration Statement on Form S-3 dated August 22, 2008.
Very truly yours,
PricewaterhouseCoopers LLP